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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 24th day of October, 2003, by Highland Hospitality, L.P., a Delaware limited partnership (the "Company"), and Highland Hospitality Corporation, a Maryland corporation (the "REIT"), each with its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, VA 22102 (the "Company") and Tracy M.J. Colden, residing at 1501 Van Buren Street, NW, Washington, District of Columbia 20012 (the "Executive").

         WHEREAS, the REIT is the general partner of the Company; and

         WHEREAS, the parties desire to enter into this agreement to reflect the Executive's executive capacities in the REIT's business and to provide for the Company's and the REIT's employment of the Executive; and

         WHEREAS, the parties wish to set forth the terms and conditions of that employment;

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.       Term of Employment

         The Company and the REIT hereby employ the Executive, and the Executive hereby accepts employment with the Company and the REIT, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to
Section 5, the Executive's employment pursuant to this Agreement shall be for the two (2) year period commencing on the date of closing of the initial public offering of the REIT's common stock pursuant to the REIT's registration statement on Form S-11 filed with the Securities and Exchange Commission (the "Commencement Date") and ending on the second anniversary of the Commencement Date (the "Initial Term"). The Initial Term shall be extended for an additional twelve (12) months on each anniversary of the Commencement Date unless the Company or the Executive provides written notice to the contrary at least six
(6) months before the applicable anniversary of the Commencement Date. The Initial Term, together with any such extensions, shall be referred to herein as the "Employment Period." In the event that the Board of Directors of the REIT (the "Board of Directors") determines that active efforts to complete the closing of the initial public offering have been abandoned, this Agreement shall become null and void.

2.       Title; Duties

         The Executive shall be employed as Executive Vice President, General Counsel and Corporate Secretary of the REIT. The Executive shall report to the Board of Directors, who shall have the authority to direct, control and supervise the activities of the Executive. The Executive shall perform such services consistent with her position as may be assigned to her from time to time by the Board of Directors and are consistent with the bylaws of the REIT and the Agreement of Limited Partnership of the Company as it may be amended from time to time, including, but not limited to, managing the affairs of the REIT and the Company.

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3.       Extent of Services

         (a) General. The Executive agrees not to engage in any business activities during the Employment Period except those which are for the sole benefit of the Company or the REIT and their subsidiaries (the Company and the REIT are hereinafter referred to as the "Company Group"), and to devote his entire business time, attention, skill and effort to the performance of her duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive's performance of her duties to the Company Group, (i) engage in personal investments and charitable, professional and civic activities, and (ii) with the prior approval of the Board of Directors, serve on the boards of directors of corporations other than the REIT, provided, however, that no such approval shall be necessary for the Executive's continued service on any board of directors on which she was serving on the date of this Agreement, all of which have been previously disclosed to the Board of Directors in writing and provided further, that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any hotel or similar asset in the lodging industry. The Executive shall perform her duties to the best of her ability, shall adhere to the Company Group's published policies and procedures, and shall use her best efforts to promote the Company Group's interests, reputation, business and welfare.

         (b) Corporate Opportunities. The Executive agrees that she will not take personal advantage of any business opportunities which arise during her employment with the Company Group and which may be of benefit to the Company Group. All material facts regarding such opportunities must be promptly reported by the Executive to the Board of Directors for consideration by the Company Group.

4.       Compensation and Benefits

         (a) Salary. The Company shall pay the Executive a gross base annual salary ("Base Salary") of $235,000. The salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on the Company's regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive. The REIT's Compensation Policy Committee (the "Compensation Committee") shall review her Base Salary annually in conjunction with its regular review of employee salaries and may increase (but not decrease) her Base Salary as in effect from time to time as the Compensation Committee shall deem appropriate.

         (b) Other Benefits. The Executive shall be entitled to paid time off and holiday pay in accordance with the Company Group's policies in effect from time to time and shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, stock options and awards, performance bonuses and other benefits as the Company Group extends, as a matter of policy, to its executive employees. The Company Group shall maintain a disability insurance policy or plan covering the Executive during the Employment Period.

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         (c) Reimbursement of Business Expenses. The Company shall reimburse the
         Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

5.       Termination

         (a) Termination by the Company for Cause. The Company may terminate the Executive's employment under this Agreement at any time for Cause, upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony; (ii) fraud, misappropriation or embezzlement by the Executive; (iii) the Executive's willful failure or gross negligence in the performance of her assigned duties for the Company Group, which failure or negligence continues for more than fifteen (15) calendar days following the Executive's receipt of written notice of such willful failure or gross negligence; (iv) the Executive's breach of any of her fiduciary duties to the Company Group; (v) any act or omission of the Executive that has a demonstrated and material adverse impact on the Company Group's reputation for honesty and fair dealing; or (vi) the breach by the Executive of any material term of this Agreement.

         (b) Termination by the Company Without Cause or by the Executive Without Good Reason. Either party may terminate this Agreement at any time without Cause (in the case of the Company) or without Good Reason (in the case of the Executive), upon giving the other party sixty (60) days' written notice. At the Company's sole discretion, it may substitute sixty (60) days' salary in lieu of notice. Any salary paid to the Executive in lieu of notice shall not be offset against any entitlement the Executive may have to the Severance Payment pursuant to
         Section 6(c).

         (c) Termination by Executive for Good Reason. The Executive may terminate her employment under this Agreement at any time for Good Reason, upon written notice by the Executive to the Company. For purposes of this Agreement, "Good Reason" for termination shall mean, without the Executive's consent, (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive's position at the Company Group, or any other action by the Company Group which results in a substantial diminution of the Executive's duties or responsibilities other than any such reduction which is remedied by the Company Group within 30 days of receipt of written notice thereof from the Executive; (ii) a requirement that the Executive work principally from a location outside the fifty (50) mile radius from the Company's address first written above; (iii) the Company's failure to pay the Executive any Base Salary or other compensation to which she becomes entitled, other than an inadvertent failure which is remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive (or ten (10) days for failure to pay Base Salary); or (iv) a substantial reduction in the Executive's aggregate Base Salary and other compensation taken as a whole, excluding any reductions caused by the failure to achieve performance

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         targets.

         (d) Executive's Death or Disability. The Executive's employment shall terminate immediately upon her death or, upon written notice as set forth below, her Disability. As used in this Agreement, "Disability" shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by the Company Group to the Executive. If the Employment Period is terminated by reason of the Executive's Disability, either party shall give thirty (30) days' advance written notice to that effect to the other.

6.       Effect of Termination

         (a) General. Regardless of the reason for any termination of this Agreement, the Executive (or the Executive's estate if the Employment Period ends on account of the Executive's death) shall be entitled to
         (i) payment of any unpaid portion of her Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense she has incurred in performing her duties hereunder; (iii) continued insurance benefits to the extent required by law; (iv) payment of any vested but unpaid rights as required independent of this Agreement by the terms of any bonus or other incentive pay or stock plan, or any other employee benefit plan or program of the Company Group; and (v) except in the case of "Termination by the Company for Cause," any bonus or incentive compensation that was approved but not paid.

         (b) Termination by the Company for Cause or by Executive Without Good Reason. If the Company terminates the Executive's employment for Cause or the Executive terminates her employment without Good Reason, the Executive shall have no rights or claims against the Company Group except to receive the payments and benefits described in Section 6(a).

         (c) Termination by the Company Without Cause or by Executive for Good Reason. Except as provided in Section 6(d), if the Company terminates the Executive's employment without Cause pursuant to Section 5(b), or the Executive terminates her employment for Good Reason pursuant to
         Section 5(c), the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

             (i) continued payment of her Base Salary, at the rate in effect on her last day of employment, for a period of twelve (12) months (the "Severance Payment"). The Severance Payment shall be paid in approximately equal installments on the Company's regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company Group;

             (ii) continued payment by the Company for the Executive's life, health and disability insurance coverage during the twelve (12) month severance period referenced in Section 6(c)(i) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such

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             insurance coverage, provided that if any such insurance coverage shall become unavailable during the twelve (12) month severance period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

             (iii) vesting as of the last day of her employment in any unvested portion of any stock option and any restricted stock previously issued to the Executive by the Company Group; and

             (iv) a bonus equal to the greater of (x) the average of all bonuses paid to the Executive (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding thirty-six
             (36) months (or the period of the Executive's employment if shorter), and (y) the most recent bonus paid to the Executive. Such bonus shall be paid to the Executive within sixty (60) days following the end of the fiscal year in which such termination occurs.

         None of the benefits described in this Section 6(c) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive's employment or termination of employment.

         (d) Termination Following Change in Control. If, (x) during the Employment Period and within twelve (12) months following a Change in Control, the Company (or its successor) terminates the Executive's employment without Cause pursuant to Section 5(b) or the Executive terminates her employment for Good Reason pursuant to Section 5(c), or
         (y) the Executive, by notice given under this clause (y) of this
         Section 6(d) on or before the tenth (10th) business day following the Change in Control, terminates her employment for any reason, which termination shall be effective on the sixtieth (60th) day following a Change in Control, the Executive shall be entitled to receive, in addition to the items referenced in Section 6(a), the following:

             (i) continued payment of her Base Salary, at the rate in effect on her last day of employment, for a period of twenty-four (24) months (the "Control Change Severance Payment"). The Control Change Severance Payment shall be paid in approximately equal installments on the Company's regularly scheduled payroll dates, subject to all legally required payroll deductions and withholdings for sums owed by the Executive to the Company Group;

             (ii) continued payment by the Company for the Executive's life, health and disability insurance coverage during the twenty-four
             (24) month severance period referenced in Section 6(d)(i) to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the twenty-four (24) month severance period, the Company

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             thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period;

             (iii) vesting as of the last day of her employment in any unvested portion of any stock option and any restricted stock previously issued to the Executive by the Company Group; and

             (iv) a bonus equal to two (2) times the greater of (x) the average of all bonuses paid to the Executive (taking into account a payment of no bonus or a payment of a bonus of $0) over the preceding thirty-six (36) months (or the period of the Executive's employment if shorter), and (y) the most recent bonus paid to the Executive. Such bonus shall be paid to the Executive within sixty (60) days following the end of the fiscal year in which such termination occurs.

             (v) (A) In the event that any Control Change Severance Payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under this Agreement or otherwise), shall (1) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the "Code") ("Parachute Payments") and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code ("the Excise Tax"), then the Company shall pay to the Executive an additional amount (the "Gross-Up Amount") such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, state or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

                   (B) For purposes of determining the Gross-Up Amount: (1)
             Parachute Payments provided under arrangements with the Executive other than under any bonus or other incentive pay or stock plan or program of the Company (collectively, the "Plan") and this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by the Executive so that the amount of excess Parachute Payments that are attributable to provisions of the Plan and Agreement is maximized; and (2) the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the Executive's taxable year in which the Parachute Payments are includable in the Executive's income for purposes of federal, state and local income taxation.

                   (C) The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the Company and approved by the Executive, such approval not to be unreasonably withheld (the

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             "Accounting Firm"). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that the Executive in no event shall owe the Company any interest on any portion of the Gross-Up Amount that is returned to the Company. For purposes of making the calculations required by this Section 6(d)(v), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The Company and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 6(d)(v). The Company shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 6(d)(v). The Company shall pay the Gross-Up Amount to the Executive no later than sixty (60) days following receipt of the Accounting Firm's determination of the Gross-Up Amount.

             (vi) None of the benefits described in this Section 6(d) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to the Company in the reasonable exercise of its discretion, releasing the Company, its affiliates, including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive's employment or termination of employment.

             (vii) For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

                   (A) The ownership or acquisition (whether by a merger
             contemplated by Section 6(d)(vii)(B) below, or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of (1) the REIT's outstanding common stock (the "Common Stock") or (2) the combined voting power of the REIT's outstanding securities entitled to vote generally in the election of directors (the "Outstanding Voting Securities");

                   (B) The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights

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             (including conversion rights), options or warrants) ("Resulting
             Voting Securities"), provided that, for purposes of this Section 6(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

                   (C) Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company;

                   (D) Incumbent Directors cease to be a majority of the members of the Board of Directors, where an "Incumbent Director" is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

                   (E) A Change in Control shall also be deemed to have occurred immediately before the completion of a tender offer for the REIT's securities representing more than fifty percent (50%) of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

                   (F) For purposes of this Agreement, the following definitions shall apply:

                       (a) "Beneficial Ownership," "Beneficially Owned" and "Beneficially Owns" shall have the meanings provided in Exchange Act Rule 13d-3;

                       (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended;

                       (c) "Person" shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the

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                         Exchange Act), including any natural person,
                         corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT's securities; and

                         (d) "Qualified Affiliate" shall mean (i) any directly or indirectly wholly owned subsidiary of the REIT or the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the REIT or the Company or by any entity controlled by the REIT or the Company; or (iii) any Person consisting in whole or in part of the Executive or one or more individuals who are then the REIT's Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the REIT as indicated in its most recent securities filing made before the date of the transaction.

     (e)  Termination In the Event of Death or Disability.

          (i) If the Executive's employment terminates because of her death, any unvested portion of any stock option and any restricted stock previously issued to the Executive by the Company Group shall become fully vested as of the date of her death. In addition, the Executive's estate shall be entitled to receive a pro-rata share of any performance bonus to which she otherwise would have been entitled for the fiscal year in which her death occurs.

          (ii) In the event the Executive's employment terminates due to her Disability, she shall be entitled to receive her Base Salary until such date as she shall commence receiving disability benefits pursuant to any long-term disability insurance policy or plan provided to her by the Company Group. In addition, as of the effective date of the termination notice specified in Section 5(d), the Executive shall vest in any unvested portion of any stock option and any restricted shares previously granted to her by the Company Group. The Executive also shall be entitled to receive a pro-rata share of any performance bonus to which she otherwise would have been entitled for the fiscal year in which her employment terminates due to her Disability.

7.   Confidentiality

     (a) Definition of Proprietary Information. The Executive acknowledges that she may be furnished or may otherwise receive or have access to confidential information which relates to the Company Group's past, present or future business activities, strategies,

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     services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of the Company Group, or of a third party which provided proprietary information to the Company Group on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company Group and the Executive as proprietary and confidential (the "Proprietary Information").

     (b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

     (c) Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to her before this Agreement is signed or afterward. In addition, the Executive shall not
     (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company Group (or their affiliates) without a legitimate business need to know; (ii) remove the Proprietary Information from the Company Group's premises without a valid business purpose; or
     (iii) use the Proprietary Information for her own benefit or for the benefit of any third party.

     (d) Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company Group is the property of the Company Group. The Executive agrees to deliver to the Company Group all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Directors during her employment and immediately upon termination of her employment.

8.   Noncompetition

     (a) Restriction on Competition. For the period of the Executive's employment with the Company Group and for twelve (12) months following the expiration or termination of the Executive's employment by the Company Group (the "Restricted Period"), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private lodging company, or (ii) any other business that the Company Group conducts as of the date of the Executive's termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of (i) her passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity or
     (ii) the practice of law with an independent law firm or as a sole practitioner (even if the Executive represents lodging

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

     company clients or clients engaged in a business in which the Company Group is engaged).

     (b) Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on her own behalf or on behalf of any other person(s), any client of the Company Group to whom the Company Group had provided services at any time during the Executive's employment with the Company Group in any line of business that the Company Group conducts as of the date of the Executive's termination of employment or that the Company Group is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company Group.

     (c) Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that she will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company Group, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company Group and who is at the time of such hire or attempted hire, or was at the date of such employee's separation from the Company Group a vice president, senior vice president or executive vice president or other senior executive employee of the Company Group.

     (d) Acknowledgement. The Executive acknowledges that she will acquire much Proprietary Information concerning the past, present and future business of the Company Group as the result of her employment, as well as access to the relationships between the Company and the REIT and their clients and employees. The Executive further acknowledges that the business of the Company Group is very competitive and that competition by her in that business during her employment, or after her employment terminates, would severely injure the Company Group. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company Group's legitimate protection, and do not unduly limit her ability to earn a livelihood.

     (e) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by her of any of the provisions of Sections 7 and 8 (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates, including the REIT, shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, including the REIT, under law or in equity (including, without limitation, the recovery of damages):

         (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

         (ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by her as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

     (f) Without limiting Section 11(i), if any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.   Executive Representation

     The Executive represents and warrants to the Company Group that she is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent her from performing her obligations under this Agreement.

10.  Arbitration

     (a) Except as provided in Section 10(b), any disputes between the Company Group and the Executive in any way concerning the Executive's employment, the termination of her employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in Maryland before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Maryland. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Maryland for this purpose. Each party shall be responsible for its or her own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys' fees and expenses.

     (b) Notwithstanding the foregoing, the Company or the REIT, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company or the REIT shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company Group and the Executive that such determination not bar or in any way affect the Company Group's right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

11.  Miscellaneous

     (a) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery,
     (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

         (i)   If to the Company or the REIT, to:

               Highland Hospitality Corporation
               8405 Greensboro Drive
               Suite 500
               McLean, VA  22102
               Attention:  President
               Fax No. 571/382-1757

         (ii)  If to the Executive, to:

               Tracy M.J. Colden
               1501 Van Buren Street, NW
               Washington, DC 20012

               or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

     (b) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     (d) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive, which amendment or modification is consented to by the REIT.

     (e) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles.

         (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company or the REIT may be merged or which may succeed to its assets or business or any entity to which the Company or the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by her.

         (g) Waiver. No delays or omission by the Company, the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent by the Company shall not be effective unless consented to by the REIT. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         (h) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         (i) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   HIGHLAND HOSPITALITY, L.P.

                                   By:  Highland Hospitality Corporation, its
                                         general partner


                                   By: /s/ James L. Francis
                                       ---------------------------------------
                                       James L. Francis
                                       President and Chief Executive Officer

                                   TRACY M.J. COLDEN



                                       /s/ Tracy M.J. Colden
                                       ---------------------------------------

                                   HIGHLAND HOSPITALITY CORPORATION

                                   By: /s/ James L. Francis
                                       ---------------------------------------
                                       James L. Francis
                                       President and Chief Executive Officer